Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL RAISES GUIDANCE ON STRONG 2012 THIRD QUARTER RESULTS

•      Sales of $391.6 million were 11.3% higher than last year (13.4% in constant currency) with constant currency double digit growth in all three of our reported markets.

•      Net income was $39.8 million, $0.39 per diluted share, versus $32.2 million, $0.32 per diluted share ($0.34 per adjusted diluted share) last year.

•      Adjusted operating income was $60.0 million, 15.3% of sales, as compared to $48.7 million, 13.8% of sales in 2011 (see Table C).

•      FY2012 adjusted diluted EPS guidance increased to a range of $1.54 to $1.59 (from $1.45 to $1.55) and sales range narrowed to $1.56 billion to $1.59 billion.

	Quarter Ended September 30,		%	Nine Months Ended September 30,		%
(In millions, except per share data)	2012	2011	Change	2012	2011	Change

Net Sales	$391.6	$351.8	11.3%	$1,190.9	$1,037.1	14.8%
Net sales change in constant currency			13.4%			17.0%
Operating Income	60.0	46.0	30%	194.5	142.6	36%
Net Income	39.8	32.2	24%	127.4	96.0	33%
Diluted net income per common share	$0.39	$0.32	22%	$1.25	$0.95	32%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$60.0	$48.7	23%	$185.0	$139.6	33%
As a % of sales	15.3%	13.8%		15.5%	13.5%
Adjusted Net Income (table C)	39.8	34.0	17.1%	122.1	91.2	34%
Adjusted diluted net income per share	$0.39	$0.34	14.7%	$1.20	$0.91	32%

STAMFORD, CT. October 22, 2012 — Hexcel Corporation (NYSE: HXL), today reported results for the third quarter of 2012.  Net sales during the quarter were $391.6 million, 11.3% higher than the $351.8 million reported for the third quarter of 2011.  Operating income for the period was $60.0 million, compared to $46.0 million last year, while net income for the third quarter of 2012 was $39.8 million, or $0.39 per diluted share, compared to $32.2 million or $0.32 per diluted share in 2011.  Excluding the impact of items in Table C, adjusted diluted net income for the third quarter of 2012 was $0.39 per share compared to $0.34 per share in 2011.

Chief Executive Officer Comments

Mr. Berges commented, “Hexcel’s results continue to be strong, as solid execution and increased sales combined to yield another quarter with excellent performance.  For the quarter, adjusted operating income grew 23% over the same period last year on 13% constant currency revenue growth, resulting in a 150 basis point improvement in operating margins.”

Looking ahead, Mr. Berges said, “As we expect continued year over year sales growth and operational performance,  we are increasing our 2012 guidance for adjusted diluted EPS to $1.54 to $1.59 (from $1.45 to $1.55). We are also narrowing the sales range to $1.56 billion to $1.59 billion (from $1.55 billion to $1.65 billion).  Additionally, we have revised our capital spending plan to incorporate recent yield and productivity improvements, reduced cycle time to replicate and qualify new lines, and our latest demand model. We are lowering our 2012 accrued capital expenditure guidance to $230 million to $250 million (from $250 million to $275 million) and expect 2013 to be around $200 million.”

Markets

Commercial Aerospace

•      Commercial Aerospace sales of $234.1 million increased 12.9% (13.6% in constant currency) for the quarter as compared to the third quarter of 2011.  Revenues attributed to new aircraft programs (A380, A350, B787, B747-8) increased more than 30% versus the same period last year and comprise about 30% of Commercial Aerospace sales.  Sales for Airbus and Boeing legacy aircraft comprise more than half of commercial aerospace sales and were up about 9% compared to the third quarter of 2011.

•      Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were about the same as the third quarter of 2011, though about 10% lower than first half levels.

Space & Defense

•      Space & Defense sales of $90.6 million were 12.0% higher (14.4% in constant currency) than the third quarter of 2011.  We continue to benefit from civil and military rotorcraft growth across all regions.

Industrial

•      Total Industrial sales of $66.9 million for the third quarter of 2012 were 5.4% higher (11.5% in constant currency) than the third quarter of 2011.  Sales to wind turbine manufacturers were up significantly from last year’s third quarter, but were down almost 20% versus the second quarter of 2012, as we begin to see the impact of a U.S. slowdown.  Third quarter sales from our U.S. wind facility were less than 30% of our global wind sales.

Tax

•      The tax provision was $18.0 million for the third quarter of 2012, an effective tax rate of 31.1%, reflecting the reduction in our year to date rate to 31.6%.  Last year’s third quarter tax provision was $12.0 million, an effective tax rate of 27.4%, as last year benefited from a release of $1.0 million of reserves for uncertain tax positions and a reduction in our estimated tax rate for 2011 to 31%.

Cash and other

•      Free cash flow (defined as cash provided from operating activities less cash paid for capital expenditures) for the first nine months of 2012 was a use of $58.4 million versus a source of $11.5 million in the first nine months of 2011, reflecting increased capital expenditures partially offset by $48.6 million increase in adjusted EBITDA (see Table C) for the comparable period.  Cash paid for capital expenditures was $208.9 million in the first nine months of 2012 compared to $99.5 million in the first nine months of 2011. Accrued capital expenditures were $174.7 million for the first nine months of 2012.

•      Total debt, net of cash as of September 30, 2012 was $253.2 million, a decrease of $14.1 million from June 30, 2012.

•      Foreign exchange rates contributed about 30 basis points to the higher operating income percentage in the third quarter of 2012 as compared to 2011.

2012 Outlook

We have updated our 2012 outlook:

•      Sales to be in the range of $1.56 billion to $1.59 billion (previously the range was $1.55 billion to $1.65 billion).  The strengthening of the dollar against the Euro and the GBP results in a reduction of our reported sales.  At today’s exchange rates, our reported sales for the full year will be $35 million to $40 million less than at the rates forecasted at the beginning of the year.

•      Adjusted diluted earnings per share to be in the range of $1.54 to $1.59 (versus prior guidance of $1.45 to $1.55).

•      Accrual basis capital expenditures to be in the range of $230 million to $250 million (versus prior guidance of $250 million to $275 million).  We expect our capital spending to be funded by our cash from operating activities and our existing credit facilities.  We expect free cash flow for the year to be a use of cash in the range of $40 million to $60 million (improved from a use of $50 million to $75 million in prior guidance).

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, October 23, 2012 to discuss the third quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2144 and the confirmation code is 5171354.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Airbus and Boeing, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the changes in product mix, efficiency improvements, continued cost reduction efforts and the current economic environment; outcome of legal matters; the magnitude and timing of capital expenditures in relation to market demand; and the impact of the above factors on our expectations of 2012 financial results.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased raw material costs, competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, supply chain disruptions, conditions in the financial markets and changes in currency exchange rates, interest rates, governmental and environmental regulations and tax codes.  Additional risk factors are described in our filings with the

SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2012	2011	2012	2011
Net sales	$391.6	$351.8	$1,190.9	$1,037.1
Cost of sales	292.4	265.3	879.8	780.6

Gross margin	99.2	86.5	311.1	256.5
% Gross margin	25.3%	24.6%	26.1%	24.7%

Selling, general and administrative expenses	30.3	29.9	99.4	92.5
Research and technology expenses	8.9	7.9	26.7	24.4
Other operating (income) expense (a)	—	2.7	(9.5)	(3.0)

Operating income	60.0	46.0	194.5	142.6

Interest expense, net	2.2	2.2	8.2	9.3
Non-operating expense (b)	—	—	1.1	4.9

Income before income taxes and equity in earnings from affiliated companies	57.8	43.8	185.2	128.4
Provision for income taxes (c)	18.0	12.0	58.5	33.5

Income before equity in earnings from affiliated companies	39.8	31.8	126.7	94.9
Equity in earnings from affiliated companies	—	0.4	0.7	1.1

Net income	$39.8	$32.2	$127.4	$96.0

Basic net income per common share:	$0.40	$0.33	$1.27	$0.97

Diluted net income per common share:	$0.39	$0.32	$1.25	$0.95

Weighted-average common shares:

Basic	100.3	99.0	100.1	98.6
Diluted	102.1	101.1	102.0	100.7

(a)         Other operating income for the nine months ended September 30, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.  For the nine months ended September 30, 2011 other operating income is a $5.7 million benefit from the curtailment of a pension plan and a $2.7 million charge for additional environmental reserves for remediation of a manufacturing facility sold in 1986.

(b)         Non-operating expense is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $73.5 million in June 2012 and $150 million in February 2011 of the Company’s 6.75% senior subordinated notes.

(c)          Provision for income taxes for the nine months ended September 30, 2011 includes a release of $5.5 million of reserves primarily for uncertain tax positions as a result of an audit settlement.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$43.2	$49.5
Accounts receivable, net	242.2	199.3
Inventories, net	235.7	215.7
Current deferred tax assets and other current assets	63.1	59.8
Total current assets	584.2	524.3

Property, plant and equipment	1,391.0	1,223.5
Less accumulated depreciation	(532.8)	(501.4)
Property, plant and equipment, net	858.2	722.1

Goodwill and other intangible assets, net	57.7	57.4
Investments in affiliated companies	21.9	21.7
Deferred tax assets	28.0	33.0
Other assets	16.9	17.6
Total assets	$1,566.9	$1,376.1

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$17.1	$12.6
Accounts payable	104.3	141.7
Accrued liabilities	108.1	93.2
Total current liabilities	229.5	247.5

Long-term notes payable and capital lease obligations	279.3	238.3
Other non-current liabilities	109.2	88.1
Total liabilities	618.0	573.9

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 102.2 shares issued at September 30, 2012 and 101.0 shares issued at December 31, 2011	1.0	1.0
Additional paid-in capital	612.2	589.2
Retained earnings	411.3	283.9
Accumulated other comprehensive loss	(36.4)	(39.8)
	988.1	834.3
Less – Treasury stock, at cost, 2.5 shares and 2.2 shares at September 30, 2012 and December 31, 2011, respectively	(39.2)	(32.1)
Total stockholders’ equity	948.9	802.2
Total liabilities and stockholders’ equity	$1,566.9	$1,376.1

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended September 30,
(In millions)	2012	2011

Cash flows from operating activities
Net income	$127.4	$96.0

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	43.0	41.6
Amortization of deferred financing costs and call premium expense	2.5	6.4
Deferred income taxes	21.3	27.4
Equity in earnings from affiliated companies	(0.7)	(1.1)
Share-based compensation	13.1	11.3
Gain on sale of land	(4.9)	—
Pension curtailment gain	—	(5.7)
Excess tax benefits on share-based compensation	(5.8)	(3.7)

Changes in assets and liabilities:
Increase in accounts receivable	(45.0)	(31.8)
Increase in inventories	(20.7)	(41.8)
(Increase) decrease in other current assets	1.5	(2.0)
Increase in accounts payable and accrued liabilities	26.9	18.4
Other – net	(8.1)	(4.0)
Net cash provided by operating activities (a)	150.5	111.0

Cash flows from investing activities
Proceeds from sale of land	5.3	—
Capital expenditures (b)	(208.9)	(99.5)
Settlement of foreign currency hedge	—	(5.2)
Net cash used for investing activities	(203.6)	(104.7)

Cash flows from financing activities
Borrowings from senior secured credit facility	122.0	135.0
Repayments of capital lease obligations and other debt, net	1.8	(3.6)
Issuance costs related to senior secured credit facility	(0.6)	—
Call premium payment for 6.75% senior subordinated notes	(0.8)	(3.4)
Repayment of senior secured credit facility – term loan	(5.0)	(3.8)
Repayment of 6.75% senior subordinated notes	(73.5)	(150.0)
Repayment of senior secured credit facility	—	(61.0)
Activity under stock plans	3.0	9.1
Net cash provided by (used in) financing activities	46.9	(77.7)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	2.6
Net decrease in cash and cash equivalents	(6.3)	(68.8)
Cash and cash equivalents at beginning of period	49.5	117.2
Cash and cash equivalents at end of period	$43.2	$48.4

Supplemental Data:
Free cash flow (a)+(b)	$(58.4)	$11.5
Accrual basis additions to property, plant and equipment	$174.7	$104.3

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended September 30, 2012 and 2011	(Unaudited)	Table A

(In millions)	As Reported			Constant Currency (a)
Market Segment	2012	2011	B/(W) %	FX Effect (b)	2011	B/(W) %
Commercial Aerospace	$234.1	$207.4	12.9	$(1.4)	$206.0	13.6
Space & Defense	90.6	80.9	12.0	(1.7)	79.2	14.4
Industrial	66.9	63.5	5.4	(3.5)	60.0	11.5
Consolidated Total	$391.6	$351.8	11.3	$(6.6)	$345.2	13.4

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	59.8	59.0	59.7
Space & Defense	23.1	23.0	22.9
Industrial	17.1	18.0	17.4
Consolidated Total	100.0	100.0	100.0

Nine Months Ended September 30, 2012 and 2011	(Unaudited)

(In millions)	As Reported			Constant Currency (a)
Market Segment	2012	2011	B/(W) %	FX Effect (b)	2011	B/(W) %
Commercial Aerospace	$709.9	$612.8	15.8	$(6.5)	$606.3	17.1
Space & Defense	263.6	242.3	8.8	(4.2)	238.1	10.7
Industrial	217.4	182.0	19.5	(8.4)	173.6	25.2
Consolidated Total	$1,190.9	$1,037.1	14.8	$(19.1)	$1,018.0	17.0

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	59.6	59.1	59.6
Space & Defense	22.1	23.4	23.4
Industrial	18.3	17.5	17.0
Consolidated Total	100.0	100.0	100.0

(a)         To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and nine months ended September 30, 2011 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2012 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries

Segment Information	(Unaudited)	Table B

(In millions)	Composite Materials (b)	Engineered Products	Corporate & Other (a)(b)	Total
Third Quarter 2012
Net sales to external customers	$299.9	$91.7	$—	$391.6
Intersegment sales	14.0	0.9	(14.9)	—
Total sales	313.9	92.6	(14.9)	391.6
Operating income (loss)	57.0	14.9	(11.9)	60.0
% Operating margin	18.2%	16.1%		15.3%

Depreciation and amortization	13.4	1.2	0.1	14.7
Stock-based compensation expense	0.7	0.2	1.7	2.6
Accrual based additions to capital expenditures	55.6	4.6	—	60.2

Third Quarter 2011
Net sales to external customers	$262.4	$89.4	$—	$351.8
Intersegment sales	14.6	0.3	(14.9)	—
Total sales	277.0	89.7	(14.9)	351.8
Operating income (loss) (b)	45.1	16.2	(15.3)	46.0
% Operating margin	16.3%	18.1%		13.1%

Other operating (income) expense (b)	—	—	2.7	2.7
Depreciation and amortization	12.5	1.1	0.1	13.7
Stock-based compensation expense	0.9	0.5	1.1	2.5
Accrual based additions to capital expenditures	46.5	2.2	0.5	49.2

First Nine Months 2012
Net sales to external customers	$932.8	$258.1	$—	$1,190.9
Intersegment sales	44.8	1.2	(46.0)	—
Total sales	977.6	259.3	(46.0)	1,190.9
Operating income (loss)	203.7	38.4	(47.6)	194.5
% Operating margin	20.8%	14.8%		16.3%

Other operating (income) expense (b)	(14.5)	—	5.0	(9.5)
Depreciation and amortization	39.6	3.3	0.1	43.0
Stock-based compensation expense	3.7	0.7	8.7	13.1
Accrual based additions to capital expenditures	166.2	8.3	0.2	174.7

First Nine Months 2011
Net sales to external customers	$795.5	$241.6	$—	$1,037.1
Intersegment sales	42.4	0.8	(43.2)	—
Total sales	837.9	242.4	(43.2)	1,037.1
Operating income (loss)	143.4	40.6	(41.4)	142.6
% Operating margin	17.1%	16.7%		13.7%

Other operating (income) expense (b)	(5.7)	—	2.7	(3.0)
Depreciation and amortization	38.2	3.2	0.2	41.6
Stock-based compensation expense	3.4	0.9	7.0	11.3
Accrual based additions to capital expenditures	99.2	4.6	0.5	104.3

(a)         We do not allocate corporate expenses to the operating segments.

(b)         Other operating income for the nine months ended September 30, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.  The third quarter of 2011 includes $2.7 million of charges to the environmental reserves primarily for remediation at a manufacturing facility sold in 1986.  For the nine months ended September 30, 2011 other operating income is a $5.7 million benefit from the curtailment of a pension plan.

Hexcel Corporation and Subsidiaries

Reconciliation of GAAP and Non-GAAP Operating Income and Net Income	Table C

	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2012	2011	2012	2011
GAAP operating income	$60.0	46.0	$194.5	$142.6
- Other operating (income) expense (a)	—	2.7	(9.5)	(3.0)
Adjusted Operating Income	$60.0	48.7	$185.0	$139.6
% of Net Sales	15.3%	13.8%	15.5%	13.5%
- Stock Compensation Expense	$2.6	2.5	$13.1	$11.3
- Depreciation and Amortization	14.7	13.7	43.0	41.6
Adjusted EBITDA	$77.3	64.9	$241.1	$192.5

	Unaudited
	Quarter Ended September 30,
	2012		2011
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$39.8	$0.39	$32.2	$0.32
- Other operating (income) expense (net of tax) (a)	—	—	1.8	0.02
Adjusted net income	$39.8	$0.39	$34.0	$0.34

	Unaudited
	Nine Months Ended September 30,
	2012		2011
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$127.4	$1.25	$96.0	$0.95
- Other operating (income) expense (net of tax) (a)	(6.0)	(0.06)	(2.3)	(0.02)
- Non-operating expense (net of tax) (b)	0.7	0.01	3.0	0.03
- Benefit from tax audit settlement (c)	—	—	(5.5)	(0.05)
Adjusted net income	$122.1	$1.20	$91.2	$0.91

(a)         Other operating income for nine months ended September 30, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.  The third quarter of 2011 includes $2.7 million of charges to the environmental reserves primarily for remediation at a manufacturing facility sold in 1986.  For the nine months ended September 30, 2011 other operating income is a $5.7 million benefit from the curtailment of a pension plan.

(b)         Non-operating expense is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $73.5 million in June 2012 and $150 million in February 2011 of the Company’s 6.75% senior subordinated notes.

(c)          Tax benefit from the release of $5.5 million of reserves primarily for uncertain tax positions as a result of an audit settlement.

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash	Table D

	Unaudited
	September 30,	June 30,	December 31,
(In millions)	2012	2012	2011
Notes payable and current maturities of capital lease obligations	$17.1	$19.2	$12.6
Long-term notes payable and capital lease obligations	279.3	280.7	238.3
Total Debt	296.4	299.9	250.9
Less: Cash and cash equivalents	(43.2)	(32.6)	(49.5)
Total debt, net of cash	$253.2	$267.3	$201.4